Exhibit 99.3

[LOGO]

NEWS

KADANT

AN ACCENT ON INNOVATION

One Acton Place, Suite 202

Acton, MA 01720

Investor contact: Thomas M. O’Brien, 978-776-2000

Media contact: GreatPoint Communications, 978-392-6866

Kadant Completes Acquisition of The Johnson Corporation

ACTON, Mass., May 11, 2005 – Kadant Inc. (NYSE:KAI) has completed its previously announced acquisition of The Johnson Corporation, a leading supplier of steam and condensate systems, components, controls, and related services to the global paper industry.

On April 7, 2005, Kadant announced that it had signed a definitive agreement to acquire Johnson. At closing, Kadant paid approximately $102 million in cash, subject to post-closing adjustments. The parties also agreed to an earn-out provision, based on the achievement of certain revenue targets between the closing date and July 1, 2006, which could increase the purchase price by up to $8 million. In addition to the cash consideration, Kadant issued a letter of credit to the sellers for $4 million, subject to adjustment, related to certain anticipated tax benefits of Johnson, the value of which is expected to be realized by Kadant. On May 9, 2005, Kadant entered into a credit agreement with a group of banks, led by JPMorgan Chase Bank, N.A., for $85 million, consisting of a $60 million 5-year term loan and a $25 million revolver. Kadant financed $60 million of the purchase price using the proceeds from the term loan.

“We are excited to have Johnson join the Kadant family, and look forward to the new opportunities this combination will bring to our business,” said William A. Rainville, chairman and chief executive officer of Kadant. “Johnson not only extends our breadth of technology-based offerings to the worldwide paper industry with its leading products and services for improving dryer performance, but also gives us access to other process industries that offer new avenues for growth.

“By providing complementary products and services, greater market coverage, and a large aftermarket business, Johnson will contribute to our goal of increasing shareholder value,” Mr. Rainville added. “As we said last month, we expect this acquisition to be accretive to GAAP earnings per share in 2005 by $.05 to $.07, and by approximately $.25 in 2006.”

Kadant’s guidance relating to the expected impact that the acquisition will have on its earnings per share is subject to adjustments required under purchase accounting, such as the determination of the portion of the purchase price attributable to identifiable intangible assets and the amortization of those assets.

Johnson is based in Three Rivers, Michigan, USA, has approximately 575 employees at its operations in North and South America, Europe, and Asia, and had revenues of $76 million in 2004.

Kadant Inc. is a leading global supplier of a range of products that improve quality and productivity in pulp and paper production, including stock-preparation equipment, water-management systems, and paper machine accessories. Kadant, based in Acton, Massachusetts, had approximately $195 million in revenues from continuing operations in 2004 and approximately 1,000 employees worldwide. For more information, please visit www.kadant.com.

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The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements regarding the future performance of the combined company and our opportunities for growth. Important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading “Risk Factors” in Kadant’s annual report on Form 10-K for the fiscal year ended January 1, 2005. These include risks and uncertainties relating to our dependence on the pulp and paper industry; international sales and operations; competition; acquisition strategy; our ability to complete the proposed restructuring of our French subsidiary; ability to sell the composite building products business on favorable terms; ability to manufacture and distribute composite building products, and the economic conditions, seasonality in sales, and the long-term performance of such products; availability of raw materials and exposure to commodity price fluctuations related to the manufacture of composite and fiber-based products; protection of patents and proprietary rights; fluctuations in quarterly operating results; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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